Exhibit 10.1

Confirmation of Amendment No. 4
to Irrevocable Letter of Credit No. 2018-10

October 9, 2024

Employers Preferred Insurance Company
10375 Professional Circle
Reno, NV 89521

Greetings:

The Federal Home Loan Bank of San Francisco (the “Bank”) hereby confirms that, at the request and for the account of Employers Preferred Insurance Company, Reno, Nevada (the “Member”), the Credit Amount (as defined therein) of Irrevocable Standby Letter of Credit No. 2018-10 (the “Credit), will be increased by the bank as specified below, subject to the Member’s continuing compliance with the Bank’s Advances and Security Agreement and other applicable agreements, as well as with the Bank’s Credit Program and specific eligibility or documentation requirements and policies applicable to specific Bank products. Also, statutory or regulatory conditions (including regulatory limits on Bank credit to capital-deficient savings institutions) may apply. The Credit Amount is being increased pursuant to the Letter of Credit Reimbursement Agreement (the “Reimbursement Agreement”) between the Bank and the Member. The right and obligations of the Bank and the Member with respect to each other in regard to the Credit are as set forth in the Reimbursement Agreement and herein.

Beneficiary Name and Address:        Insurance Commissioner, State of California
c/o Chief, Securities Transaction Unit
300 Capitol Mall, Suite 1700

Type of Transaction:            Liquidity - Other Funding

Current Credit Amount:            $10,000,000

Amended Credit Amount:            $110,000,000

Current Expiration Date:            March 31, 2024 (Evergreen with automatic one (1) year
extensions unless the Bank notifies the beneficiary at least sixty (60) days prior to the then applicable Expiration Date of its election not to renew.)

Effective Date of Amendment:        October 10, 2024
Amendment Fee:                $500 (charged to the Member’s Settlement/Transaction
Account (STA) on the effective date of the amendment)

The original amendment will be given to the beneficiary at its above address.

Pursuant to the Bank’s policy, the Member is required to reimburse the Bank for any attorney’s fees, accountants’ fees or other out-of-pocket costs associated wit the Bank’s issuance or modification of the Credit.

The Member covenants, represents, and warrants with and to the Bank that the terms set forth above are those that the Member has requested and by which the Member agrees to be bound.

Please have this Confirmation signed where indicate below by an authorized signer for the Member and returned to the Bank immediately.

Employers Preferred Insurance Company

By	Title
/s/ Matthew Hendricksen	SVP Treasury & Investments
Matthew Hendricksen